Exhibit 21                                     List of Subsidiaries


Name of Subsidiary                              Jurisdiction of Incorporation

Bando McGlocklin Small Business
   Lending Corporation                          Wisconsin

Lee Middleton Original Dolls, Inc. (1)          Wisconsin

Middleton (H.K.) Limited (2)                    Hong Kong

License Products, Inc. (3)                      Wisconsin


(1)      The registrant owns 99% of the common stock.

(2)      Lee Middleton Original Dolls, Inc. owns 51% of the common stock.

(3)      Lee Middleton Original Dolls, Inc. owns 100% of the common stock.